Exhibit 6.11

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (this “Agreement”) is entered into on this 31st day of January, 2020, by and between BRIX REIT, INC., a Maryland corporation (the “Company”), and modiv Advisors, LLC, a Delaware limited liability company (the “Advisor”), and is effective as of the 3rd day of February, 2020.

W I T N E S S E T H

WHEREAS, the Company currently qualifies as a real estate investment trust (“REIT”), and invests its funds in investments permitted by the terms of the articles of incorporation of the Company (and any amendments and/or restatements thereof) filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended from time to time (the “Articles of Incorporation”), and Sections 856 through 860 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto (the “Code”);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the Company (the “Board”), all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Definitions. For purposes of this Agreement:

“Acquisition Expenses” shall mean any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or making of any investment in connection with any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

“Acquisition Fees” shall mean the fees payable to the Advisor pursuant to Section 3.01(a) of this Agreement.

“Advisor” shall mean modiv Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company, or any Person or entity to which modiv Advisors, LLC, or any successor advisor subcontracts substantially of its functions.

“Affiliate” or “Affiliated” shall mean, as to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Appraised Value” shall mean the implied value of an Asset based upon a valuation made by the Board in its determination of Estimated NAV. The Appraised Value will be used beginning on the valuation date utilized in determining the Estimated NAV.

“Assets” shall mean Properties and other direct or indirect investments in equity interests in, or loans secured by, Real Property (other than investments in bank accounts, money market funds or other current assets, whether of the proceeds from an Offering or the sale of an Asset or otherwise) acquired by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee” shall mean the fee payable to the Advisor pursuant to Section 3.01(a) of this Agreement.

“Book Value” shall mean the book value of an Asset calculated in accordance with accounting principles generally accepted in the United States, before reserves for depreciation, amortization, bad debts or other similar non-cash reserves, including any capital improvements and any recognized impairment with respect to such Asset.

“Bylaws” shall mean the bylaws of the Company, as the same are in effect as amended from time to time.

“Company” shall have the meaning set forth in the Preamble.

“Competitive Real Estate Commission” shall mean a real estate or brokerage commission paid for the purchase or sale of a Property which is reasonable, customary, and competitive in light of the size, type and location of the Property.

“Contract Purchase Price” shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of an Asset, exclusive of Acquisition Fees and Acquisition Expenses.

“Contract Sales Price” shall mean the total consideration provided for in the sales contract for the sale of a Property.

“Director” shall mean a member of the Board of Directors.

“Disposition Fees” shall mean the fees payable to the Advisor pursuant to Section 3.01(a) of this Agreement.

“Distributions” shall mean any dividends or other distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Estimated NAV” shall mean a per share estimated value of the Company’s shares based on valuations of the assets and liabilities of the Company derived from a methodology that conforms to standard industry practice and, if the Company’s Board deems it necessary, individual appraisal reports of the underlying real estate assets provided periodically by an Independent Expert.

“Financing” shall mean any origination, assumption or refinancing of any indebtedness or obligation.

“Independent Director” shall mean a Director who has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. A director is not independent if: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or has an immediate family member who is an executive officer of the Company and has received, during any 12-month period within the last three years, more than $120,000 compensation directly from the Company; (iii) the director or an immediate family member is a current partner of the Company’s auditor, is a current employee of the auditor, an immediate family member is a current employee of the auditor and personally works on the Company’s audit, or was or an immediate family member was within the last three years a partner or employee of the auditor and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of an organization that has made to or received from the Company payments for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of 2% of such other company’s consolidated gross revenues or $1 million.

“Independent Expert” shall mean a Person who (i) has no material current or prior business or personal relationship with the Advisor or the Directors and (ii) is engaged to a substantial extent in the business of rendering opinions regarding the value of Assets of the type held by the Company.

“Joint Ventures” shall mean the joint venture or partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire or hold Assets.

“Listing” or “Listed” shall mean the approval of the Company’s application to list the Shares by a national securities exchange and the commencement of trading in the Shares on the respective national securities exchange. Upon such Listing, the Shares shall be deemed Listed.

“Offering” shall mean any offering and sale of Shares pursuant to an effective registration statement filed in accordance with the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption therefrom, other than Shares offered under any employee benefit plan.

“Organizational and Offering Expenses” shall mean any and all costs and expenses incurred by the Company, the Advisor, or any of their Affiliates in connection with the formation, qualification and registration of the Company and the marketing and distribution of the Shares, including, without limitation, the following: legal and accounting fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; all advertising and marketing expenses; and the total direct costs paid by the Advisor for persons employed by the Company who respond to prospective investor inquiries. All such Organizational and Offering Expenses shall be paid for by the Advisor subject to the reimbursement provided by Section 3.02 below, and such expenses shall include advertising, investor relations payroll allocable to services provided in connection with the Offering, and any other expenses or costs incurred for marketing efforts such as “open houses” and other Offering-related activities.

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, limited liability company or other legal entity.

“Property” or “Properties” shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (whether through joint venture arrangements or other partnership or investment interests).

“Prospectus” has the meaning set forth in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company to the public.

“Real Property” shall mean land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” shall mean a “real estate investment trust” in accordance with Sections 856 through 860 of the Code.

“Restricted Person” shall have the meaning set forth in Section 4.04.

“Sale” or “Sales” shall mean any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards.

“Shares” shall mean any shares of the Company’s common stock, par value $0.01 per share.

“Stockholders” shall mean the record holders of the Shares as maintained in the books and records of the Company or its transfer agent.

“Termination Date” shall mean the date of termination of this Agreement pursuant to Section 4.02.

“Total Investment Value” shall mean, for any given period, the total of the aggregate book value of all of the Company’s assets, including assets invested, directly or indirectly, in Properties, before reserves for depreciation, bad debts or similar non-cash items.

“Value” shall mean, for an Asset, either: (i) the Book Value or (ii) if the Board has determined an Estimated NAV, then, with respect to any Asset included in the calculation of such Estimated NAV, the Appraised Value. Any capital improvements subsequently made to Assets valued at an Appraised Value and not included in the determination of such Appraised Value will be valued at cost until the Board determines a new Estimated NAV.

ARTICLE II

THE ADVISOR

2.01        Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

2.02        Duties of the Advisor. Subject to Section 2.06, the Advisor undertakes to use its commercially reasonable best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Company’s most recent Prospectus, Articles of Incorporation and Bylaws, the Advisor shall, either directly or by an Affiliate of the Advisor or other duly qualified and licensed Person:

(a)	Investment Advisory, Origination and Acquisition Services. The Advisor shall:

(i)	serve as the Company’s investment and financial manager with respect to acquiring, investing in and managing a portfolio of real estate investments and real estate-related assets;

(ii)	oversee and administer the Company’s debt financing strategies;

(iii)	arrange joint ventures, limited partnerships and other such relationships with third parties;

(iv)	advise the Board with respect to the timing and method of providing liquidity opportunities to the Stockholders;

(v)	obtain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies;

(vi)	oversee and conduct due diligence processes related to prospective investments; and

(vii)	negotiate and execute approved investments and other transactions.

(b)	Offering Services. The Advisor shall manage and supervise:

(i)	the development of any Offering, including the Company’s Offering pursuant to Regulation A promulgated under the Securities Act, and the determination of the specific terms of the securities to be offered by the Company, preparation of all Offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii)	the preparation and approval of all marketing materials to be used by the Company or others relating to an Offering;

(iii)	the negotiation and coordination with the Company’s broker-dealer of the receipt, collection, processing, and acceptance of subscription agreements, commissions, and other administrative support functions;

(iv)	the creation and implementation of various technology and electronic communications related to an Offering; and

(v)	all other services related to an Offering.

(c)	Asset Management Services. The Advisor shall:

(i)	subject to the provisions of Section 2.02(c)(vi) hereof, investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(ii)	monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of the investments of the Company;

(iii)	monitor and evaluate the performance of the investments of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(iv)	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis;

(v)	coordinate and manage relationships between the Company and any joint venture partners; and

(vi)	obtain the prior approval of the Independent Directors and a majority of the Board not otherwise interested in any transaction with the Advisor or its Affiliates.

(d)	Accounting and Other Administrative Services. The Advisor shall:

(i)	manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii)	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii)	provide financial and operational planning services and portfolio management functions;

(iv)	maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the U.S. Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(v)	maintain all appropriate books and records of the Company;

(vi)	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii)	supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(viii)	from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement;

(ix)	provide the Company with all necessary cash management services;

(x)	deliver to or maintain on behalf of the Company copies of appraisals obtained in connection with the investments in Assets;

(xi)	manage and coordinate with the Company’s transfer agent the process of making distributions and payments to Stockholders;

(xii)	evaluate and obtain adequate insurance coverage based upon risk management determinations;

(xiii)	provide timely updates to the Board related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

(xiv)	evaluate the corporate governance structure of the Company and appropriate policies and procedures related thereto; and

(xv)	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(e)	Stockholder Services. The Advisor shall:

(i)	advise the Board with respect to the Company’s distribution policy;

(ii)	determine amounts available for redemptions of the Shares;

(iii)	manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(iv)	establish technology infrastructure to assist in providing Stockholder support and services.

(f)	Financing Services. The Advisor shall:

(i)	identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii)	negotiate terms of, and arrange any financing agreements;

(iii)	manage relationships between the Company and its lenders, if any; and

(iv)	monitor and oversee the service of the Company’s debt facilities and other financings, if any.

(g)	Disposition Services. The Advisor shall:

(i)	evaluate and arrange for asset dispositions, sales, or liquidity transactions on the Company’s behalf in compliance with the Company’s investment objectives and policies as stated in the Company’s Offering documents; and

(ii)	structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold.

2.03        Authority of Advisor. Pursuant to the terms of this Agreement, including the duties set forth in Section 2.02 and the restrictions included in this Section 2.03 and in Section 2.06, and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to (i) find and evaluate investment opportunities for the Company consistent with the Company’s investment objectives, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (iii) acquire Properties, make and acquire other loans and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) arrange for financing and refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets with duly qualified and licensed non-affiliated and Affiliated Persons, including oversight of non-affiliated and Affiliated Persons that perform property management, acquisition, advisory, disposition or other services for the Company, and (vi) arrange for, or provide, accounting and other record-keeping functions at the Asset level. Notwithstanding the foregoing, any investment in Properties, including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Directors (including a majority of the Independent Directors), provided, that a majority of the Directors, including a majority of the Independent Directors, may establish de minimis acquisition standards not requiring approval of the Directors for transactions other than transactions with a Director, the Advisor or their Affiliates. If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Property.

The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2.03. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments which thereafter require prior approval; provided however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Board and included in the notice provided to the Company and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification, or, if later, the effective date of such modification or revocation specified by the Board.

2.04        Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company, including the designation of authorized signatories, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

2.05       Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time, upon reasonable request, during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

2.06        Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or its other securities, or (d) not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Board or the Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Advisor, its directors, officers, employees or stockholders, except as provided in Section 5.01 of this Agreement.

2.07       Other Activities of the Advisor. Nothing in this Agreement shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs managed, advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, member or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. If the Advisor, any director or Affiliates thereof have sponsored other investment programs with substantially similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Company’s most recent Prospectus for its Shares or another reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

ARTICLE III

COMPENSATION

3.01	Fees.

(a)	Asset Management Fee. The Company shall pay to the Advisor or an Affiliate of the Advisor as compensation for the advisory services rendered to the Company under Section 2.02 above, a monthly fee (the “Asset Management Fee”) in an amount equal to the pro rata portion of 0.1% of the Company’s Total Investment Value, as of the end of the preceding month plus the book value of any properties acquired during the current month pro-rated based on the number of days such properties were owned during the month. The Asset Management Fee shall be payable monthly on the last business day of such month. The Asset Management Fee, which must be reasonable in the determination of the Company’s Independent Directors at least annually, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. Additionally, to the extent the Advisor elects, in its sole discretion, to defer all or any portion of its monthly Asset Management Fee, the Advisor agrees that it will waive, not defer, that portion of its monthly Asset Management Fee that is up to 0.025% of the Company’s Total Investment Value.

(b)	Acquisition Fees. The Company shall pay to the Advisor a fee in an amount equal to 3.0% of the Company’s pro rata share of the Contract Purchase Price of an investment in a Property, as Acquisition Fees. The total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed 6.0% of the Contract Purchase Price of the Property unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction determine the transaction to be commercially competitive, fair and reasonable to the Company.

(c)	Financing Coordination Fee. Other than with respect to any mortgage or other financing related to a Property concurrent with its acquisition, if the Advisor or any of its Affiliates provides a substantial amount of the services (as determined by a majority of the Independent Directors) in connection with the post-acquisition financing or refinancing of any debt that the Company obtains relative to a Property, then the Company shall pay to the Advisor or such Affiliate a financing coordination fee equal to 1.0% of the amount of such financing.

(d)	Property Management Fee. If the Advisor or its Affiliates provides property management services for a Property, the Company shall pay the Advisor or its Affiliates 1.5% of the gross revenues from the Properties managed. The Advisor or its Affiliates may subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services.

(e)	Leasing Commissions. If a Property or Properties become unleased and the Advisor or any of its Affiliates provides a substantial amount of the services in connection with the Company’s leasing of the Property or Properties to unaffiliated third parties, then the Company shall pay to the Advisor or its Affiliate leasing commissions equal to 6.0% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however, (i) if the term of the lease is less than ten years, such commission percentage will apply to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including any extensions provided for thereunder) shall accrue a commission of 3.0% in lieu of the aforementioned 6.0% commission. To the extent that an unaffiliated real estate broker assists in such leasing services, any compensation paid by the Company to the Advisor or any of its Affiliates will be reduced by the amount paid to such unaffiliated real estate broker.

(f)	Disposition Fee. For substantial assistance in connection with the sale of any Property, the Company shall pay to its Advisor or one of its Affiliates 3.0% of the Contract Sales Price of each Property; provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with the Advisor or any of its Affiliates, the disposition fees paid to the Advisor or its Affiliates and unaffiliated third parties may not in the aggregate exceed the lesser of the Competitive Real Estate Commission or 6% of the Contract Sales Price.

(g)	Liquidation Fee. The Company shall pay the Advisor or one of its Affiliates a Liquidation Fee calculated from the value per Share resulting from a liquidation event, including but not limited to a sale of all of the Properties, a Listing, or a merger with a public or non-public company, equal to 30% of the increase in the resultant value per Share as compared to the highest previous Offering price to the public for the Shares, after adjustment to reflect all returns of capital distributions (such highest previous offering price the “Highest Prior NAV per share”), if any, multiplied by the number of outstanding Shares as of the liquidation date, subordinated to payment to the Stockholders of at least a 6.5% cumulative, non-compounded return on the Highest Prior NAV per share, pro-rated for the year in which the liquidation event occurs.

(h)	Loans from Affiliates. The Company may not borrow money from the Advisor or any Affiliate of the Advisor, unless a majority of the Board (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

3.02	Expenses.

(a)	In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i)	the Company’s Organizational and Offering Expenses (including any Organizational and Offering Expenses reimbursed to the Sponsor), but not to exceed 3.0% of the gross proceeds raised from the applicable Offering;

(ii)	the Acquisition Expenses incurred in connection with the selection and acquisition of Properties;

(iii)	the actual cost of goods and materials used by the Company and obtained from entities not Affiliated with the Advisor, other than Acquisition Expenses;

(iv)	interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)	taxes and assessments on income or Property and taxes as an expense of doing business;

(vi)	costs associated with insurance required or deemed necessary by the Directors in connection with the business of the Company or by the Directors;

(vii)	expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-Affiliated Person, including salaries, bonuses and benefits of persons employed by the Advisor or its Affiliates except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers;

(viii)	all expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;

(ix)	expenses associated with listing or with the issuance and distribution of Shares, such as advertising expenses, taxes, legal and accounting fees, and listing and registration fees;

(x)	expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Directors to the Stockholders;

(xi)	expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)	expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)	expenses related to negotiating and servicing loans;

(xiv)	administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee; and

(xv)	audit, accounting and legal fees.

(b)	Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 3.02 shall be reimbursed no less often than quarterly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

3.03       Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Board, and shall not be deemed to be services pursuant to the terms of this Agreement; provided, however, that any such compensation must be approved by a majority of the Independent Directors.

ARTICLE IV

TERM AND TERMINATION

4.01        Term; Renewal. Subject to Section 4.02 hereof, this Agreement shall continue in force for ten (10) years from the effective date of this Agreement, subject to an unlimited number of renewals upon mutual consent of the parties. It is the duty of the Directors to evaluate the performance of the Advisor before renewing the Agreement after its initial term, and such renewal shall have a term as determined by the Directors.

4.02        Termination. This Agreement shall be terminable by a majority of the Independent Directors, or the Advisor, in either case on 90 days’ written notice and with or without cause; provided, however, that if this Agreement is terminated by the Independent Directors without cause or by the Advisor at a time when no cause for termination exists, then the Advisor shall be entitled to the value of its Liquidation Fee, if applicable, as provided under Section 3.01 above determined based on the Estimated NAV per share at the date of termination. In the event of the termination of this Agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function. For purposes of this Section 4.02, “cause” is defined as:

(i)	the Advisor’s continued breach of any material provision of this Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Advisor, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

(ii)	the commencement of any proceeding relating to the bankruptcy or insolvency of the Advisor, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition;

(iii)	the Advisor committing fraud against the Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Advisor or one of its Affiliates and the Advisor (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Advisor’s actual knowledge of its commission or omission, then this Agreement may not be terminated for cause; or

(iv)	the dissolution of the Advisor.

Unsatisfactory financial performance of the Company does not constitute “cause” under this Agreement. Notwithstanding the foregoing, the provisions of this Agreement which provide for payment to the Advisor of expenses, fees or other compensation following the date of termination (i.e., Sections 3.01, 3.02 and 4.03) shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full. The provisions of Sections 2.06 and 4.03 through 6.10 shall survive the termination of this Agreement.

4.03        Payments to and Duties of Advisor upon Termination.

(a)	After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to and receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions.

(b)	The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the date of termination.

(c)	The Advisor shall promptly upon termination:

(i)	pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)	deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and

(iv)	cooperate with, and take all reasonable actions requested by, the Company to provide an orderly management transition.

4.04    Non-Solicitation. Except as consented to in writing by the Advisor, during the period commencing on the effective date of this Agreement and ending one year following the Termination Date, the Company shall not, and shall cause any other affiliated or related Person not to, directly or indirectly (a) solicit or encourage any officer, director or management employee, or any other employee with whom the Company or its affiliates came into contact in connection with the services to be provided under this Agreement (each, a “Restricted Person”) to leave the employment or other service of the Advisor or any of its Affiliates, or (b) hire or pay any compensation to any Restricted Person currently employed or engaged by the Advisor or any of its Affiliates, or who has left the employment of or engagement by the Advisor or any of its Affiliates within the period beginning one year prior to the Termination Date and ending one year following the Termination Date.  During the period commencing on the effective date of this Agreement and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or any of its Affiliates with any Person who during the term of this Agreement is or was a lender, investor, tenant, co-developer, joint venturer or client of, or maintained a contractual relationship with, the Advisor or any of its Affiliates.

ARTICLE V

INDEMNIFICATION

5.01        Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity for which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 5.02. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

5.02       Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misconduct, or gross negligence, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE VI

MISCELLANEOUS

6.01       Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

6.02        Relationship of Manager and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

6.03        Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	BRIX REIT, Inc.
3090 Bristol Street, Suite 550
Costa Mesa, California 92626
Attention: Bill Broms

To the Advisor:	modiv Advisors, LLC
3090 Bristol Street, Suite 550
Costa Mesa, California 92626
Attention: Aaron Halfacre

Either party shall, as soon as reasonably practicable, give notice in writing to the other party of a change in its address for the purposes of this Section 6.03.

6.04        Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.05        Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Orange County, California.

6.06        Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

6.07        Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.08        Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.09        Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.10        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

BRIX REIT, Inc.

By:	/S/ WILLIAM R. BROMS
Name: William R. Broms
Title: Chief Executive Officer

modiv Advisors, LLC

By:	modiv TRS, LLC
its Manager

By:	RW Holdings NNN REIT Operating Partnership, LP
its Manager

By:	RW Holdings NNN REIT, Inc.
its General Partner

By:	/s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer